UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  June 27, 2003
(Date of earliest event reported:  June 24, 2003)

KINDER MORGAN ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11234 (Commission File Number)	76-0380342 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant's telephone number, including area code)

Item 5.	Other Events.

On June 24, 2003, a non-binding, phase one initial decision was issued by the Administrative Law Judge ("ALJ") hearing the Federal Energy Regulatory Commission ("Commission") case on the rates charged by SFPP, L.P. ("SFPP") on the interstate portion of its pipelines. SFPP owns and operates most of the registrant's west coast refined petroleum products pipelines. The Energy Policy Act of 1992 "grandfathered" most of SFPP's interstate rates, deeming them lawful. Certain shippers have challenged SFPP's interstate rates, arguing that those rates should no longer be "grandfathered." In his phase one initial decision, the ALJ recommends that the FERC "ungrandfather" SFPP's interstate rates. If these rates are "ungrandfathered," they could be lowered prospectively and complaining shippers could be entitled to reparations for prior periods. The ALJ has indicated that a phase two initial decision will address prospective rates and whether reparations are necessary.

Initial decisions have no force or effect and must be reviewed by the Commission. The Commission is not obliged to follow any of the ALJ's findings and can accept or reject this initial decision in whole or in part. Resolution of this matter by the Commission is not expected before late 2004.

The registrant believes that the ALJ's recommendation, if adopted, would represent a major shift in public policy governing U.S. petroleum pipelines and would eviscerate the intent of Congress when it mandated "grandfathered" rates in the Energy Policy Act of 1992.

The ALJ's initial decision does not change the registrant's previously disclosed estimate of what the complainants seek. Were the complainants to receive all of the prospective rate reductions and reparations they are seeking, the registrant still expects the ongoing, annual effect on the registrant's cash available for distributions to unit holders to be less than $0.15 per unit per year following implementation of a final Commission decision on both phases of the case. In addition, the registrant expects no effect on its current distribution of $2.56 per unit annually, or its planned increase to $2.72 per unit annually beginning with the fourth quarter of 2003.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	KINDER MORGAN G.P., INC.,
its general partner

By:	KINDER MORGAN MANAGEMENT, LLC,
the delegate of Kinder Morgan G.P., Inc.

Dated: June 27, 2003	By:	/s/	Michael C. Morgan
Michael C. Morgan, President